Exhibit 5.2

e-mail:
Viking International Limited	jbodi@applebyglobal.com
22 Victoria Street	direct dial:
Hamilton HM 12	Tel 441 298 3240
Bermuda	Fax 441 298 3398
client ref:

appleby ref: 141169.2

9 June 2010

Dear Sirs

Viking International Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, Washington, D.C. 20549 under The Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”), in relation to guarantees by the Company (the “Guarantees”) of debt securities (the “Debt Securities”) to be offered from time to time by the Company’s parent, TransAtlantic Petroleum Ltd. (“Parent”).

For the purposes of this opinion we have examined and relied upon the documents listed, (which in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us or submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Guarantees or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Guarantees is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)	that the Guarantees will have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company will purportedly have delivered the Guarantees will have actually received and accepted delivery of them;

(h)	that the Guarantees will effect, and will constitute legal, valid and binding obligations of each of the parties thereto (other than the Company), enforceable in accordance with their terms, under the laws of the jurisdiction by which they are expressed to be governed;

(i)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Guarantees or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Guarantees is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

(j)	that the Company Search (as hereinafter defined) was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(k)	that the Litigation Search (as hereinafter defined) was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(l)	that the Resolutions (as hereinafter defined) are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all of the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions, not disclosed by the Constitutional Documents (as hereinafter defined) or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m)	that approval of, execution, establishment, delivery and performance of the Guarantees (including any agreement relevant to the issue and creation of the Guarantees in form and content as required by applicable law (a “Guarantee Agreement”)) has been duly authorised by the Board of Directors of the Company by way of resolution made at a duly convened and quorate meeting of the Board of Directors of the Company, in accordance with the Constitutional Documents and in furtherance of the business of the Company and for the benefit of the Company (the “Authorising Resolutions”);

(n)	that, when the Board passes the Resolutions and Authorising Resolutions, each of the directors will have discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(o)	that the general permissions contained in the Notice remain in full force and effect on the date on which the Company issues any Guarantees;

(p)	that to the extent that the issue by the Company of any Guarantees constitutes an offer to the public, as is understood under the laws of Bermuda, the Company will either file the prospectus as published and filed with the relevant competent regulatory authority (as is understood under the laws of Bermuda), with the Bermuda Registrar of Companies as prescribed by the Companies Act 1981 (the “Act”), as soon as reasonably practicable after publication of the prospectus; or the Company will have obtained a direction from the Minister of Finance, that the provisions of Part III and section 35 of the Act do not apply to the offer to the public;

(q)	all US legal and regulatory requirements with respect to the issuance and sale of the Debt Securities will have been complied with;

(r)	any applicable Guarantee Agreement will have been executed and delivered by all applicable parties and will be in accordance with applicable legal requirements; and

(s)	to the extent required in connection with any distribution, a definitive purchase, underwriting or similar agreement with respect to the Debt Securities offered will have been duly authorised and validly executed and delivered by the Parent and Company and the other parties thereto and will be enforceable obligations of the parties thereto.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	When (a) the Debt Securities have been duly established in conformity with the applicable Indenture and Indenture Supplement (including, without limitation, the adoption by the Board of Directors of the Parent of a resolution duly authorizing the issuance and delivery of the Debt Securities in form and content as required by applicable law) and duly authenticated by the trustee under the applicable Indenture and Indenture Supplement, (b) the trustee under the applicable Indenture is qualified to act as trustee under such Indenture and Indenture Supplement, (c) the applicable Indenture and Indenture Supplement have been duly executed and delivered by the Parent, and Company and the trustee thereunder becoming enforceable obligations of the parties thereto, (d) the Board of Directors of the Company has duly passed Authorising Resolutions and (e) such Guarantees have been duly executed and delivered on behalf of the Company in accordance with the provisions of the applicable Indenture and Indenture Supplement and in accordance with any Guarantee Agreement, the Guarantees will constitute the binding obligation of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(d)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Guarantees. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Guarantees.

(e)	Enforcement of the obligations of the Company under the Guarantees may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(f)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Guarantees by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	Where a person is vested with discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)	Any provision in the Guarantees that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(j)	We express no opinion as to the validity or binding effect of any provision of the Guarantees which provide for the severance of illegal, invalid or unenforceable provisions.

(k)	A Bermuda court may refuse to give effect to any provisions of the Guarantees in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(l)	We express no opinion as to the validity or binding effect of any provision in the Guarantees for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(m)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(n)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

Disclosure

This opinion is addressed to you in connection with the registration of the Securities with the Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity (other than investors in the Securities), or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the Securities and Exchange Commission in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 9 June 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 9 June 2010 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted for the Company (collectively referred to as the “Constitutional Documents”).

4.	Certified copy of the unanimous written resolutions of the Directors effective 9 June 2010 (the “Resolutions”).

5.	A copy of the notice to the public dated 1 June 2005 as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (the “Notice”).

6.	A certified copy of the Register of Directors and Officers.

7.	An electronic copy of a draft Registration Statement received by us on 8 June 2010 at 12:28 pm on Form S-3 with respect to the Securities, which includes a prospectus covering securities that are to be registered under The Securities Act of 1933, as amended (the “Prospectus”).